Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 22, 2014, relating to the financial statements and financial highlights which appear in the November 30, 2013 Annual Report to Shareholders of Sentinel Capital Growth Fund, Sentinel Common Stock Fund, and Sentinel Growth Leaders Fund which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 29, 2014